NEVADA SECURITY BANK

SPLIT DOLLAR AGREEMENT

THIS AGREEMENT is made and entered into this _15th      day of September     , 2005, by and between NEVADA SECURITY BANK, a banking corporation organized under the laws of the State of Nevada located in Reno, Nevada, California (the “Employer”), and John Donovan (the “Executive”). This Agreement shall accompany the Split Dollar Endorsement entered into on even date herewith, or as subsequently amended, by and between the aforementioned parties.

INTRODUCTION

To encourage the Executive to remain an employee of the Employer, the Employer is willing to divide the Net Death Proceeds of a life insurance policy(ies) on the Executive’s life between the Employer and the beneficiaries of the Executive on the terms and conditions as provided in this Agreement. The Employer will pay the premiums for such life insurance policy(ies) from its general assets.

Article 1

General Definitions

The following terms shall have the meanings specified:

1.1 “Accrual Balance” means the liability that should be accrued by the Employer, under Generally Accepted Accounting Principles (“GAAP”), for the Employer’s obligation to the Executive under the Executive’s Salary Continuation Agreement (“SCA”), dated September, 2005, and any amendments thereto, by applying (i) Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and any subsequent accounting treatment required under GAAP and (ii) the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied.

1.2 “Insurer(s)” means Security Life of Denver Insurance Company and/or The New York Life Insurance Company and/or Lincoln Benefit Life Company.

1.3 “Net Death Proceeds” means the total death proceeds of the Policy(ies) minus the cash surrender value with respect to such Policy(ies).

1.4 “Policy(ies)” means the insurance policy(ies) issued by Security Life of Denver Insurance Company and/or The New York Life Insurance Company and/or Lincoln Benefit Life Company.

1.5 “Insured” means the Executive.

1.6 “Retirement” means the date no earlier than the date upon which Executive reaches the age of 62 and which the Executive acknowledges in writing to Employer to be the last day the Executive will provide any significant personal services, whether as an employee, director or independent consultant or contractor, to Employer or to, for, or on behalf of, any other business entity conducting, performing or making available to any person or entity banking or other financial services of any kind. For purposes of this Agreement, the phrase “significant personal services” shall mean more than 10 hours of personal services rendered to one or more individuals or entities in any 30 day period.

1.7 “Termination of Employment” means the Executive ceasing to be employed by the Employer for any reason whatsoever, including voluntary or involuntary termination, but excluding Retirement or ceasing to be employed by reason of Executive having an approved leave of absence. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive’s Termination of Employment, the Employer shall have the sole and absolute right to determine the termination date.

Article 2
Policy Ownership/Interests

2.1 Employer Ownership. The Employer is the sole owner of the Policy(ies) and shall have the right to exercise all incidents of ownership. The Employer shall be the beneficiary of the Net Death Proceeds, less the Executive’s interest in the Net Death Proceeds provided pursuant to Sections 2.2 and 2.3 herein. This Agreement may be amended or terminated only by a written agreement signed by the Employer and the Executive.

2.2 Executive’s Interest – Prior to Retirement. If the Executive dies while actively employed by Employer prior to Retirement, and subject to Sections 2.5 and 2.6 herein, Executive’s designated beneficiary shall have the right to a death benefit (“DB”) in an amount equal to the Accrual Balance, calculated as of the date of Executive’s death, provided that in no event shall the DB exceed the greater of (i) Net Death Proceeds or (ii) premiums paid by the Employer for the Policy(ies). The aforementioned present value shall be computed using the long term monthly Applicable Federal Rate at the time of the Executive’s death.

2.3 Executive’s Interest – After Reaching Retirement. If Executive dies upon or after Retirement, and subject to Sections 2.5 and 2.6 herein, Executive’s designated beneficiary shall have the right to a DB in an amount equal to the Accrual Balance, calculated as of the date of Executive’s death, provided that in no event shall the DB exceed the greater of (i) Net Death Proceeds or (ii) premiums paid by the Employer for the Policy(ies).

2.4 Option to Purchase. The Employer shall not sell, surrender or transfer ownership of the Policy(ies) while this Agreement is in effect without first giving the Executive or the Executive’s transferee the option to purchase the Policy(ies) for a period of 60 days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy(ies). This provision shall not impair the right of the Employer to terminate this Agreement, and any assumption of the Policy(ies) pursuant to a Change in Control of the Employer as defined in the SCA shall not be considered a sale, surrender or transfer of ownership of the Policy(ies) for purposes of this Section 2.4.

2.5 Termination of Agreement in Event of Corporate Change of Control. If Executive receives any payment under Section 3.6 of the SCA (Termination of Employment in Event of Change of Control), Executive and Employer agree this Agreement shall automatically terminate along with all of Executive’s interests herein and further agree that no benefits pursuant to this Agreement shall be payable by Employer to Executive’s beneficiaries.

2.6 Termination of Agreement upon Termination of Employment. Notwithstanding the provisions of Sections 2.2 and 2.3, Executive and Employer agree this Agreement shall automatically terminate along with all of Executive’s interests herein and further agree that no benefits pursuant to this Agreement shall be payable by Employer to Executive’s beneficiaries in the event of Executive’s Termination of Employment.

Article 3
Premiums

3.1 Premium Payment. The Employer shall pay any premiums due on the Policy(ies).

3.2 Imputed Income. The Employer shall impute income to the Executive for the benefits provided by this Agreement as required under federal and state income tax laws, and the liability for such taxes shall be the Executive’s.

Article 4
Assignment

The Executive may assign without consideration all interests in the Policy(ies) and in this Agreement to any person, entity or trust. In the event the Executive transfers all of the Executive’s interest in the Policy(ies), then all of the Executive’s interest in the Policy(ies) and in the Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in the Policy(ies) or in this Agreement.

Article 5
Insurer

The Insurer shall be bound only by the terms of the Policy(ies). Any payments the Insurer makes or actions it takes in accordance with the Policy(ies) shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

Article 6
Claims Procedure

6.1 Claims Procedure. The Employer shall notify any person or entity that makes a claim under this Agreement (the “Claimant’) in writing, within 90 days of Claimant’s written application for benefits, of his or her eligibility or ineligibility for benefits under this Agreement. If the Employer determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of this Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Employer determines that there are special circumstances requiring additional time to make a decision, the Employer shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

6.2 Review Procedure. If the Claimant is determined by the Employer not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Employer by filing a petition for review with the Employer within 60 days after receipt of the notice issued by the Employer. Said petition shall state the specific reasons which the Claimant believes entitles him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Employer of the petition, the Employer shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Employer verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Employer shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of this Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Employer, but notice of this deferral shall be given to the Claimant.

Article 7
Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Employer and the Executive.

Article 8
Miscellaneous

8.1 Binding Effect. This Agreement shall bind the Executive and the Employer and their beneficiaries, survivors, executors, administrators and transferees, and any Policy(ies) beneficiary.

8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Employer, nor does it interfere with the Employer’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3 Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of Nevada, except to the extent preempted by the laws of the United States of America.

8.4 Reorganization. The Employer shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Employer.

8.5 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Employer. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

8.6 Entire Agreement. This Agreement constitutes the entire agreement between the Employer and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.7 Administration. The Employer shall have powers which are necessary to administer this Agreement, including but not limited to:

(a) Interpreting the provisions of the Agreement;

(b) Establishing and revising the method of accounting for the Agreement;

(c) Maintaining a record of benefit payments; and

(d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

8.8 Named Fiduciary. The Employer shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

EXECUTIVE:	EMPLOYER:
NEVADA SECURITY BANK
/s/John Donovan	/s/Ed Allison
________________________	By _____________________________

BENEFICIARY DESIGNATION FORM
SPLIT DOLLAR PLAN AGREEMENT

PRIMARY DESIGNATION:
Name	SSN	Address	Relationship

SECONDARY (CONTINGENT) DESIGNATION:

Name	SSN	Address	Relationship

All sums payable under the Life Insurance Agreement by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary(ies).

September 15, 2005	/s/John Donovan

Date

CONSENT OF THE EXECUTIVE’S SPOUSE

TO THE ABOVE BENEFICIARY DESIGNATION:

I,      , being the spouse of      , after being afforded the opportunity to consult with independent counsel of my choosing, do hereby acknowledge that I have read, agree and consent to the foregoing Beneficiary Designation which relates to the split dollar agreement entered into by my spouse on      , 2005. I understand that the above Beneficiary Designation adversely affects my community property interest in the benefits provided for under the terms of such agreement. I understand that I have been advised to consult with an attorney of my choice prior to executing this consent, so that such attorney can explain the effects of this consent.

Dated: , 2005	, Spouse

(Notarization required if the Executive’s spouse is not the sole primary beneficiary)

SPLIT DOLLAR POLICY ENDORSEMENT

NEVADA SECURITY BANK SPLIT DOLLAR AGREEMENT

Policy.      Number xxx     (Security Life of Denver Insurance Company and/or The New York Life Insurance Company and/or Lincoln Benefit Life Company)
Insured:      John Donovan

Supplementing and amending the application for insurance to Security Life of Denver Insurance Company and/or The New York Life Insurance Company and/or Lincoln Benefit Life Company (“Insurer”) on August 17, 2004[date of application], the applicant requests and directs that:

BENEFICIARIES

1. NEVADA SECURITY BANK, a Nevada banking corporation located in Reno, Nevada, (the “Employer”), shall be the beneficiary of Net Death Proceeds remaining after the Insured’s interest has been paid pursuant to paragraph (2) below.

2. The beneficiary of the death benefit (“DB”) in the amount specified in Sections 2.2 or 2.3 of the Executive’s Split Dollar Agreement, dated September 15, 2005 (“SDA”), shall be designated by the Insured or the Insured’s transferee, subject to the provisions of paragraph (5) below.

OWNERSHIP

3. The Owner of the Policy(ies) shall be the Employer. The Owner shall have all ownership rights in the Policy(ies) except as may be specifically granted to the Insured or the Insured’s transferee in paragraph (4) of this endorsement.

4. Subject to applicable law, the Insured or the Insured’s transferee shall have the right to assign his or her rights and interests in the Policy(ies) with respect to the DB and to exercise all related settlement options.

5. Notwithstanding the provisions of paragraph (4) above, the Insured or the Insured’s transferee shall have no rights or interests in the Policy(ies) with respect to that portion of the Net Death Proceeds designated in paragraph (2) of this endorsement if (i) Executive receives any payment pursuant to Section 3.6 of the SCA or (ii) in the event of Termination of Employment as defined in the SDA.

MODIFICATION OF ASSIGNMENT PROVISIONS OF THE POLICY(IES)

Upon the death of the Insured, the interest of any collateral assignee of the Owner of the Policy(ies) designated in paragraph (3) above shall be limited to the portion of the proceeds described in paragraph (1) above.

OWNERS AUTHORITY

The Insurer is hereby authorized to recognize the Owner’s claim to rights hereunder without investigating the reason for any action taken by the Owner, including its statement of the amount of premiums it has paid on the Policy(ies). The signature of the Owner shall be sufficient for the exercise of any rights under this Endorsement and the receipt of the Owner for any sums received by it shall be a full discharge and release therefore to the Insurer.

Any transferee’s rights shall be subject to this Endorsement.

The owner accepts and agrees to this split dollar endorsement.

Signed at      Reno     , Nevada, this      15th_     day of September, 2005

NEVADA SECURITY BANK

By      /s/ Ed Allison
Its Chairman of the Board

The Insured accepts and agrees to the foregoing and, subject to the rights of the Owner as stated above, designates      , (relationship:      ) as primary beneficiary(s) and      relationship: ) as secondary beneficiary of the portion of the proceeds described in (2) above.

Signed at      Reno_, Nevada, this 15th     day of September, 2005

THE INSURED:

     /s/ John Donovan